Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
Net Income–As Reported (See Notes)	2020	2019
Traditional Electric Operating Companies	$642	$565
Southern Power	75	56
Southern Company Gas	275	270
Total	992	891
Parent Company and Other	(124)	1,193
Net Income–As Reported	$868	$2,084

Basic Earnings Per Share[1]	$0.82	$2.01
Average Shares Outstanding (in millions)	1,057	1,038
End of Period Shares Outstanding (in millions)	1,056	1,040

Non-GAAP Financial Measures	Three Months Ended March
Net Income–Excluding Items (See Notes)	2020	2019
Net Income–As Reported	$868	$2,084
Less:
Acquisition and Disposition Impacts[2]	38	2,499
Tax Impact	(16)	(1,189)
Estimated Loss on Plants Under Construction[3]	(3)	(4)
Tax Impact	1	1
Wholesale Gas Services[4]	31	63
Tax Impact	(8)	(16)
Net Income–Excluding Items	$825	$730

Basic Earnings Per Share–Excluding Items	$0.78	$0.70
-See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights
Notes
(1)	For the three months ended March 31, 2020 and 2019, dilution does not change basic earnings per share by more than $0.02 and is not material.
(2)
Acquisition and disposition impacts included in earnings for the three months ended March 31, 2020 primarily include a $39 million pre-tax gain ($23 million after-tax) on the sale of Plant Mankato and for the three months ended March 31, 2019 primarily include a preliminary $2.5 billion pre-tax gain ($1.3 billion after tax) on the sale of Gulf Power Company.

(3)
Earnings for the three months ended March 31, 2020 and 2019 include charges, associated legal expenses, and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to substantially complete mine reclamation activities in 2020 and dismantlement of the abandoned gasifier-related assets and site restoration activities in 2024. The additional pre-tax period and closure costs associated with these activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, are estimated to total up to $27 million for the remainder of 2020, $15 million to $17 million annually in 2021 through 2023, and $5 million in 2024.

(4)
Earnings for the three months ended March 31, 2020 and 2019 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.